UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 5)

AutoWeb, Inc.

(Name of Issuer)

_________________________

(Former name or former address, if changed since last report.)

Common Stock par value $.001 per share

(Title of Class of Securities)

05335B100

(CUSIP Number)

Jose Vargas

Auto Holdings Ltd.

Diagonal 6, 12-42 zona 10

Edificio Design Center, Torre II, Of. 1103

Guatemala City, Guatemala 01010

+502 2261-8880

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communication)

August 31, 2022

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [  ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05335B100	13D/A	Page 2 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON Auto Holdings Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 05335B100	13D/A	Page 3 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON PF Auto, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 2,782,928 shares of Common Stock and warrants to purchase 1,153,110 shares of Common Stock
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14	TYPE OF REPORTING PERSON CO

CUSIP No. 05335B100	13D/A	Page 4 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON Jose Vargas
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 05335B100	13D/A	Page 5 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON Galeb3 Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 05335B100	13D/A	Page 6 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON Matías de Tezanos
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Costa Rica
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 05335B100	13D/A	Page 7 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON Manatee Ventures Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 05335B100	13D/A	Page 8 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON Ceiba International Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES O
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 05335B100	13D/A	Page 9 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON Investment And Development Finance Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) o
6	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES O
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 05335B100	13D/A	Page 10 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON John Peter Klose de Ojeda
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Guatemala
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES o
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 05335B100	13D/A	Page 11 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON Richard Aitkenhead Castillo
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Guatemala
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES O
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 05335B100	13D/A	Page 12 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON IDC Financial, S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Panama
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES O
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 05335B100	13D/A	Page 13 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON Juan Christian Klose Pieters
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Guatemala
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES O
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 05335B100	13D/A	Page 14 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON Margarita Klose
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Guatemala
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES O
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 05335B100	13D/A	Page 15 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON Jorge Miguel Fernandez Bianchi
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Guatemala
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES O
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 05335B100	13D/A	Page 16 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON PF Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES O
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 05335B100	13D/A	Page 17 of 21 Pages

1	NAME AND IRS IDENTIFICATION NUMBER OF REPORTING PERSON People F, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) x (b) □
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARES DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES O
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.00%
14	TYPE OF REPORTING PERSON CO

Item 1. Security and Issuer.

This Amendment No. 5 to Schedule 13D (the “Amendment No. 5) relates to the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2015, as amended by that certain Schedule 13D/A (Amendment No. 1) filed with the SEC on October 14, 2015, as further amended by Schedule 13D/A (Amendment No. 2) filed with the SEC on November 23, 2015 and as further amended by Schedule 13D/A (Amendment No. 4) filed with the SEC on April 26, 2018 by the Reporting Persons, related to Auto Web, Inc., a Delaware corporation (the “Issuer”) of its Common Stock, par value $0.001 per share (the “Common Stock”), held by the Reporting Persons.  Except as specifically provided herein, this Amendment No. 5 does not modify any of the information previously reported in the Initial 13D.  Capitalized terms used herein and not otherwise defined in this Amendment No. 5 have the meanings set forth in the Initial 13D. For clarification purposes, there was never an Amendment No. 3 filed with the SEC.  Amendment No. 4 was filed with the wrong amendment number.

The Amendment No. 5 constitutes an exit filing of the Reporting Persons with respect to the Common Stock previously reported as held by the Reporting Persons.

Item 4. Purpose of Transaction.

Item 4 of the Initial 13D is hereby supplemented by adding the following paragraph:

Pursuant to the Merger Agreement (as defined below), the Reporting Persons tendered all of their shares of Common Stock for, or at the effective time of the Merger Agreement, the shares of Common Stock were converted into the right to receive, a purchase price of $0.39 per share in cash from Unity AC 2, Inc. ("Purchaser"), a wholly-owned subsidiary of Unity AC 1, LLC ("Parent"), pursuant to the terms of that certain Agreement and Plan of Merger, dated July 24, 2022, by and among the Issuer, Purchaser and Parent. (the "Merger Agreement").

Item 5. Interest in Securities of the Company.

Sections (a) and (b) of the Initial 13D is amended and restated in its entirely, subsection (d) is deleted in its entirety and subsection (e) is modified to replace “Not applicable” as follows:

(a), (b)    “As a result of the Merger Agreement, as of August 31, 2022, the Reporting Persons no longer beneficially own any shares of Common Stock in the Company.

(e)           “As a result of the Merger Agreement in Item 4, the Reporting Persons ceased to be the beneficial owner of more than five percent (5%) of the class of securities of the Company on August 31, 2022.  The filing of this Amendment No. 5 represents the final amendment to the Schedule 13D and constitutes an exit filing for the Reporting Persons.”

Item 6.  Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

The information set forth in Item 4 of this Amendment No. 5 is hereby incorporated by reference.

Item 7. Materials to be filed as Exhibits

Exhibit 1

Agreement and Plan of Merger, dated as of July 24, 2022, by and among Unity AC 1, LLC, a Delaware limited liability company, Unity AC 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and AutoWeb, Inc. which is incorporated by referenced to Exhibit 2.1 to the Issuer’s Current Report on Form 8-K filed with the SEC on July 25, 2022.

Signatures

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 2, 2022

AUTO HOLDINGS LTD.

By:  /s/ Matías de Tezanos                                                                                   By:  /s/ Juan Christian Klose Pieters

Matías de Tezanos, Director                                                                                Juan Christian Klose Pieters

CEIBA INTERNATIONAL CORP.

By:  /s/ Richard Aitkenhead Castillo                                                                   By:  /s/ Margarita Klose

Richard Aitkenhead Castillo, Director                                                                Margarita Klose

INVESTMENT AND DEVELOPMENT FINANCE CORP.

By:  /s/ Richard Aitkenhead Castillo

Richard Aitkenhead Castillo, Director

GALEB3 INC

By:  /s/ Jose Vargas

Jose Vargas, President

JOSE VARGAS, individually

/s/ Jose Vargas

Jose Vargas

MANATEE VENTURES INC.

By:  /s/ Matías de Tezanos

Matías de Tezanos, Director

MATÍAS DE TEZANOS, individually

By:  /s/ Matías de Tezanos

Matías de Tezanos

JOHN PETER KLOSE DE OJEDA, individually

/s/ John Peter Klose de Ojeda

John Peter Klose de Ojeda

RICHARD AITKENHEAD CASTILLO, individually

/s/ Richard Aitkenhead Castillo

Richard Aitkenhead Castillo

IDC FINANCIAL, S.A.

By:  /s/ Ana Luisa Martinez-Mont

Ana Luisa Martinez-Mont, Secretary

PF AUTO, INC.

By:  /s/ Jose Vargas

Jose Vargas, President

JORGE MIGUEL FERNANDEZ BIANCHI, individually

By:  /s/ Jorge Miguel Fernandez Bianchi

Jorge Miguel Fernandez Bianchi

PF HOLDINGS, INC.

By:  /s/ Matías de Tezanos

Matías de Tezanos, Chief Executive Officer

PEOPLE F, INC.

By:  /s/ Matías de Tezanos

Matías de Tezanos, Chief Executive Officer